Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares October Cash Distribution

FORT WORTH, Texas, October 20, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $3,390,361.80 or $0.072741 per unit, based principally upon estimated production during the month of August 2017. The distribution is payable November 14, 2017, to unit holders of record as of October 31, 2017.

The sale of San Juan Basin assets, including the oil and gas interests from which the Trust’s royalty interest was carved (“Subject Interests”), from Burlington Resources Oil & Gas Company LP (“Burlington”) to Hilcorp San Juan L.P. (“Hilcorp”) closed on July 31, 2017. The first production month for which Hilcorp is responsible is August 2017. Due to the transition from Burlington, Hilcorp informed the Trust that Hilcorp does not yet have all of the revenue and expense decks for August 2017 installed, and therefore does not have the appropriate detail to provide actual revenue and expense numbers for the October 2017 distribution.

Therefore, Hilcorp estimated the October 2017 distribution based on prior months’ distribution detail (revenue and expenses) previously provided by Burlington and rounded to the nearest thousand. The October 2017 declaration of cash distribution includes an additional $1.0 million in estimated revenue based on Hilcorp’s knowledge that production volumes increased during the month of August 2017. Hilcorp has informed the Trust that Hilcorp may also need to use estimated revenue and expense numbers to calculate distributions for subsequent months. Once Hilcorp has all of the revenue and expense decks installed, Hilcorp will reconcile the actual revenue and expense numbers versus the estimated numbers and true-up any distributions, as needed.

Estimated gas production for the Subject Interests totaled 2,155,000 Mcf (2,394,444 MMBtu) for August 2017. Dividing revenues by production volume yielded an average estimated gas price for August 2017 of $2.60 per Mcf ($2.34 per MMBtu) compared to $2.59 per Mcf ($2.32 per MMBtu) for July 2017.

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended August 2017, estimated capital costs were $4,983, estimated lease operating expenses were $1,429,500, and estimated property taxes were $34,470. Estimated severance taxes for the August 2017 production month were $594,800.

Contact: San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com     e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553